Exhibit (a)(5)(vi)

Press Release:

In connection with BHP Billiton’s announcement of its all-cash offer to acquire all of the issued and outstanding common shares of Potash Corporation of Saskatchewan Inc., fully underwritten loan facilities totaling US$45 billion have been put in place.

The credit facilities are structured as:

US$25,000,000,000 A Term Facility (364 day multicurrency facility with a one-year extension)

US$10,000,000,000 B Term Facility (3 year multicurrency facility)

US$5,000,000,000 B Revolving Facility (3 year multicurrency facility)

US$5,000,000,000 C Revolving Facility (4 year multicurrency facility)

Acting as Underwriters, Mandated Lead Arrangers and active Bookrunners on the facilities are: Banco Santander, Barclays Capital, BNP Paribas, J.P. Morgan plc and The Royal Bank of Scotland plc (RBS). Toronto Dominion Bank has also committed to the facilities as Mandated Lead Arranger and Bookrunner.

Syndication of the facilities amongst BHP Billiton’s relationship banks has formally closed and banks supporting the financing were signed into the Facilities Agreement on 17th September 2010. All banks have a final hold level of US$1.8 bn.

Joining the facilities as Mandated Lead Arrangers and Bookrunners are:

Australia and New Zealand Banking Group Limited; Banco Bilbao Vizcaya Argentaria, S.A.; The Bank of Tokyo-Mitsubishi UFJ, Ltd.; Canadian Imperial Bank of Commerce; Commonwealth Bank of Australia; Crédit Agricole Corporate and Investment Bank; ING Bank N.V.; Intesa Sanpaolo S.p.A. London Branch; Lloyds TSB Bank plc; Mediobanca SpA; Mizuho Corporate Bank, Ltd; National Australia Bank Limited; Scotia Capital; Société Générale Corporate and Investment Banking; Standard Chartered Bank; Sumitomo Mitsui Banking Corporation; UBS Investment Bank; UniCredit Bank AG, London Branch and Westpac Institutional Bank.

Contact on behalf of the Bookrunners:

Banco Santander

Kieran Ryan

Loan Markets

Mobile: +44 (0) 7825 00 3633

Tel: + 44 (0) 207 756 4807

Additional Information

IMPORTANT INFORMATION:

The offer to purchase (the “Offer”) all of the issued and outstanding common shares of Potash Corporation of Saskatchewan Inc. (“PotashCorp”) is being made by BHP Billiton Development 2 (Canada) Limited (the “Offeror”), an indirect wholly-owned subsidiary of BHP Billiton Plc. This document is for information purposes only and does not constitute or form part of any offer to purchase or any solicitation of any offer to sell PotashCorp’s common shares. The Offer (as the same may be varied or extended in accordance with applicable law) is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and the circular, the letter of transmittal, the notice of guaranteed delivery and other related tender offer materials (the “Offer Materials”).

In connection with the Offer, the Offeror, BHP Billiton Limited and BHP Billiton Plc have filed with the Canadian securities regulatory authorities the Offer Materials and have filed with the

U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (the “Schedule TO”), including the Offer Materials.

THE OFFER MATERIALS AND THE SCHEDULE TO, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE OFFER MATERIALS AND OTHER DOCUMENTS FILED BY THE OFFEROR, BHP BILLITON LIMITED AND BHP BILLITON PLC WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV AND WITH THE CANADIAN SECURITIES REGULATORY AUTHORITIES AT WWW.SEDAR.COM. MATERIALS FILED WITH THE SEC OR THE CANADIAN SECURITIES REGULATORY AUTHORITIES MAY BE OBTAINED WITHOUT CHARGE AT BHP BILLITON’S WEBSITE, WWW.BHPBILLITON.COM, OR BY CONTACTING THE INFORMATION AGENTS FOR THE OFFER, MACKENZIE PARTNERS, INC. AND KINGSDALE SHAREHOLDER SERVICES INC., BY PHONE AT 1-800-322-2885 AND 1-866-851-3215, RESPECTIVELY, OR BY EMAIL AT potash@mackenziepartners.com AND contactus@kingsdaleshareholder.com, RESPECTIVELY.

While the Offer is being made to all holders of PotashCorp common shares, the Offer is not being made or directed to, nor will deposits of PotashCorp common shares be accepted from or on behalf of, holders of PotashCorp common shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction.

This document contains information, including information relating to PotashCorp, that has been derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information.

Cautionary Statement Regarding Forward-Looking Statements

This document may contain, in addition to historical information, certain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and BHP Billiton to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including the risk that all conditions of the Offer will not be satisfied. Many of these risks and uncertainties relate to factors that are beyond BHP Billiton’s ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behavior of other market participants. BHP Billiton cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. BHP Billiton disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, PotashCorp or the enlarged BHP Billiton Group following completion of the Offer unless otherwise stated.

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